Exhibit 99.1

For Release July 17, 2013	Contact:
4:01 pm	Dave Mossberg
Three Part Advisors, LLC
Tel: 817-310-0051

MICROFINANCIAL INCORPORATED ANNOUNCES

SECOND QUARTER 2013 RESULTS

Burlington, MA – July 17, 2013 – MicroFinancial Incorporated (NASDAQ: MFI), a financial intermediary specializing in vendor-based leasing and finance programs for microticket transactions, today announced financial results for the second quarter and the six months ended June 30, 2013.

Quarterly Highlights:

•	Net income was $2.5 million or $0.17 per diluted share which compares to $2.6 million or $0.18 per diluted share in the same period last year;

•	Cash received from customers was $32.8 million or $2.22 per diluted share which represents an increase of 9.0% as compared to the same period last year;

•	Revenue increased by 6.7% to $15.7 million as compared to the same period last year;

•	Net charge-offs declined 10.5% to $3.9 million as compared to the same period last year;

•	The Company was able to repurchase 82,169 shares under the buyback program; and

•	The Company paid a cash dividend of $0.06 per share.

Second Quarter Results:

Net income for the quarter ended June 30, 2013 was $2.5 million or $0.17 per diluted share based upon 14,773,434 shares, compared to net income of $2.6 million, or $0.18 per diluted share based upon 14,658,235 shares, for the same period last year.

Revenue for the second quarter increased 6.7% to $15.7 million compared to $14.7 million for the same period in 2012, driven primarily by growth in lease revenue and rental income during the quarter. Revenue from leases was $10.4 million, up $0.4 million from the same period last year and rental income was $2.7 million, up $0.3 million as compared to the second quarter in 2012. Other revenue components contributed $2.6 million for the current quarter, up $0.3 million from the same period last year.

Total operating expenses for the current quarter increased 12.2% to $11.6 million from $10.3 million in the second quarter of 2012. Selling, general and administrative expenses increased $0.8 million to $4.8 million due to increases in compensation related expenses due to increased headcount, increases in bank servicing fees and legal expenses. Headcount at June 30, 2013 was 156 as compared to 139 at the same date last year. The second quarter 2013 provision for credit losses increased to $4.7 million from $4.5 million for the same period in 2012 primarily to cover an increase in accounts greater than 90 days delinquent. During the second quarter, net charge-offs decreased to $3.9 million from $4.4 million in the same period in 2012. Depreciation and amortization expense increased $0.2 million to $1.3 million for the quarter due to an increase in the number of rental and service contracts currently being depreciated.

Cash received from customers in the second quarter increased 9.0% to $32.8 million compared to $30.1 million during the same period in 2012. New lease originations in the quarter remained flat at $23.9 million as compared to the same period last year.

Richard Latour, President and Chief Executive Officer said, “We are pleased with our continued improvement in our overall financial performance. Although originations in the second quarter were flat year over year, we did see an increase of 19% quarter over quarter. We also had increases of 7.0% and 13.1% in the number of applications and leases over the same period last year. The primary reason for the flat originations year over year was due to our continued focus on micro-ticket products which resulted in a decline in our average funded amount from approximately $5,500 in the second quarter of 2012 to $4,900 in the second quarter of 2013. In addition, we realized increases in revenues and cash receipts over the same period last year along with lower net charge-offs. Lastly, we signed up 289 new vendors for the quarter.”

Year to Date Highlights:

•	Net income was $4.7 million or $0.32 per diluted share, unchanged from last year;

•	Cash received from customers was $63.9 million or $4.32 per diluted share which represents an increase of 7.8% as compared to the same period last year;

•	Revenue increased by 7.0% to $31.0 million as compared to the same period last year; and

•	Net charge-offs declined 15.7% to $8.1 million as compared to $9.6 million in the same period last year.

Year to Date Results:

For the six months ended June 30, 2013, net income remained unchanged at $4.7 million as compared to the same period last year. Net income per diluted share year to date was $0.32 based on 14,782,523 shares versus $0.32 based on 14,635,068 shares for the same period in 2012.

Year to date revenue for the six months ended June 30, 2013 increased 7.0% to $31.0 million compared to $28.9 million during the same period in 2012. Revenue from leases was $20.6 million, up $1.0 million from the same period last year and rental income was $5.2 million, up $0.5 million from the prior period. Other revenue components contributed $5.2 million year to date, up $0.6 million from the same period last year. New contract originations year to date were $43.9 million versus $45.5 million through the same period last year.

Total operating expenses for the six months ended June 30, 2013 increased 8.9% to $23.1 million versus $21.2 million for the same period last year. Selling, general and administrative expenses increased by 13.4% to $9.5 million primarily due to increases in compensation related expenses associated with increased headcount and bank servicing fees. The provision for credit losses increased slightly to $9.6 million for the six months ended June 30, 2013, as compared to $9.4 million for the same period last year. Year to date net charge-offs decreased 15.7% to $8.1 million as compared to $9.6 million for the same period last year. Year to date cash from customers increased by 7.8% or $4.7 million to $63.9 million as compared to $59.2 million for the same period last year.

MICROFINANCIAL INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 30, 2013	December 31, 2012
ASSETS

Cash and cash equivalents	$3,029	$3,557
Restricted cash	335	1,213
Net investment in leases:
Receivables due in installments	215,134	213,466
Estimated residual value	23,720	24,176
Initial direct costs	1,745	1,751
Less:
Advance lease payments and deposits	(3,082)	(3,278)
Unearned income	(60,820)	(62,244)
Allowance for credit losses	(15,576)	(14,038)

Net investment in leases	161,121	159,833

Investment in service contracts, net	1,446	797
Investment in rental contracts, net	1,093	1,037
Property and equipment, net	1,488	1,534
Other assets	1,703	1,658

Total assets	$170,215	$169,629

LIABILITIES AND STOCKHOLDERS’ EQUITY

	June 30, 2013	December 31, 2012
Revolving line of credit	$71,318	$70,380
Accounts payable	2,597	3,220
Dividends payable	46	40
Other liabilities	2,692	2,545
Income taxes payable	435	653
Deferred income taxes	8,127	10,399

Total liabilities	85,215	87,237

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued at June 30, 2013 and December 31, 2012	—	—
Common stock, $.01 par value; 25,000,000 shares authorized; 14,418,911 and 14,470,219 shares issued at June 30, 2013 and December 31, 2012, respectively	144	145
Additional paid-in capital	47,132	47,500
Retained earnings	37,724	34,747

Total stockholders’ equity	85,000	82,392

Total liabilities and stockholders’ equity	$170,215	$169,629

MICROFINANCIAL INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenues:
Income on financing leases	$10,359	$9,920	$20,563	$19,555
Rental income	2,682	2,402	5,185	4,719
Income on service contracts	214	85	390	170
Loss and damage waiver fees	1,446	1,321	2,887	2,608
Service fees and other	973	967	1,944	1,887

Total revenues	15,674	14,695	30,969	28,939

Expenses:
Selling, general and administrative	4,841	4,025	9,503	8,381
Provision for credit losses	4,743	4,548	9,624	9,444
Depreciation and amortization	1,310	1,065	2,615	2,073
Interest	660	655	1,330	1,288

Total expenses	11,554	10,293	23,072	21,186

Income before provision for income taxes	4,120	4,402	7,897	7,753
Provision for income taxes	1,654	1,761	3,165	3,101

Net income	$2,466	$2,641	$4,732	$4,652

Net income per common share:
Basic	$0.17	$0.18	$0.33	$0.33

Diluted	$0.17	$0.18	$0.32	$0.32

Weighted-average shares:
Basic	14,478,802	14,297,524	14,487,061	14,290,806

Diluted	14,773,434	14,658,235	14,782,523	14,635,068

About the Company

MicroFinancial Inc. (NASDAQ: MFI), is a financial intermediary specializing in microticket leasing and financing. MicroFinancial has been operating since 1986, and is headquartered in Burlington, Massachusetts.

Statements in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. We caution that a number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. We cannot assure that we will be able to anticipate or respond timely to changes which could adversely affect our operating results. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results or other factors may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see the risk factors described in documents that we file from time to time with the Securities and Exchange Commission.